EXHIBIT 10.24

UNCONDITIONAL AND CONTINUING GUARANTY

THIS UNCONDITIONAL AND CONTINUING GUARANTY AGREEMENT (this "Guaranty") is made this 1st day of May, 2006, by Jeffrey Gural, an adult individual, (“Gural”) with a mailing address of Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017 and Nevada Gold & Casinos, Inc., a Nevada corporation with a mailing address of 3040 Post Oak Boulevard, suite 675, Houston, Texas 77056 (“Nevada Gold”) (Nevada Gold and Gural are sometimes collectively referred to herein as the "Guarantors"), to and for the benefit of All Capital, LLC, a Nevada limited liability company, having an address at 18 Strand Street, Frederiksted, VI 00841 (the “Payee”).

WITNESSETH:

WHEREAS, Guarantors have requested from Payee the restructuring of a loan in the aggregate principal amount of $27,565,784 (the “Loan”) for the purpose of acquiring and restructuring the financial affairs of Mid-State Raceway, Inc., a New York corporation and Mid-State Development Corporation, a New York corporation (collectively, the “Borrowers”) in accordance with the terms and conditions of the Third Modified Amended Joint Plan Of Reorganization Proposed By the Borrowers And Vernon Downs Acquisition, LLC dated September 13, 2005 (the “Plan”); and

WHEREAS, the Loan is to be evidenced in part by the Borrowers’ execution and delivery to Payee of a certain $3,065,784 Secured Promissory Note of even date herewith (the “Note”); and

WHEREAS, the Note is to be secured, inter alia, by a certain Mortgage and Security Agreement (the “Mortgage”) and Security Agreements (“Security Agreements”) from Borrowers to Payee and others, which will encumber that certain real and personal property, as defined in the Mortgage and/or Security Agreements; and

WHEREAS, it will be of substantial economic benefit to the Guarantors for the Borrowers to issue the Note, Mortgage, Security Agreements and other instruments or agreements in connection with such (collectively the “Loan Documents”); and

WHEREAS, the Guarantors expect to receive, either directly or indirectly, economic benefit from the restructuring of the Loan and the acceptance of the Note and other Loan Documents by the Payee from the Borrowers; and

WHEREAS, Payee is willing to extend the Loan only on the condition that Guarantors execute and deliver this Guaranty to Payee; and

WHEREAS, Guarantors are willing to execute and deliver this Guaranty to Payee;

NOW, THEREFORE, in consideration of execution of the making of the Loan by Payee, and for other valuable consideration, and intending to be legally bound hereby, the undersigned Guarantors covenant and agree as follows:

1)	As used in this Guaranty:

a)    Capitalized and defined terms not otherwise defined herein shall have the meanings ascribed to them in the Plan;

b)    “Obligations” shall mean and include:

i)    All indebtedness, liabilities and obligations of the Borrowers to the Payee of every kind, nature and description in connection with or related to the Note or other Loan Documents, including but not limited to any obligations to pay principal, interest, default interest, late charges, fees, attorney’s fees, premiums and any other sums from time to time outstanding under the Note and other Loan Documents, and including but not limited to any obligations which are as to environmental, ADA or ERISA indemnity obligations, direct or indirect, absolute or contingent, now existing or hereafter arising and any extensions, renewals and modifications thereof; and

ii)    The performance by Borrowers of their obligations to duly, promptly and completely observe, perform and discharge each and every obligation, duty, covenant and agreement contained in the Note and other Loan Documents, including but not limited to any obligations which are as to environmental, ADA or ERISA indemnity obligations, direct or indirect, absolute or contingent, now existing or hereafter arising and any extensions, renewals and modifications thereof;

c)    “Collateral” shall mean all property, real, personal (including both tangible and intangible personal property), and mixed, wheresoever located, now owned or hereafter acquired, upon which there has been conveyed or will be conveyed a security interest, pledge or mortgage to secure the payment of the Obligations, including but not limited to the collateral as defined in the Loan Documents, but excluding any Excluded Assets as defined in the Mortgage and Security Agreement and, if applicable, any Conditionally Excluded Assets as defined in the Mortgage and Security Agreement;

d)    “Guarantor” or “guarantor” shall mean any maker, drawer, acceptor, endorser, guarantor, surety, accommodation party or other person liable upon or for any of the Obligations in any capacity whatsoever, including but not limited to, the Guarantors; and

e)    “Event of Default” shall mean any of the items listed in paragraph 5 of this Guaranty.

2)	The Guarantors, both jointly and severally, agree that:

a)    Gural does hereby unconditionally guarantee the punctual payment to the Payee of each and all of the Obligations, without limitation, strictly in accordance with all the terms and provisions of the Obligations and subject to all rights of the Payee arising from or relating to the Obligations.

b)    Nevada Gold does hereby unconditionally guarantee the punctual payment to the Payee of each and all of the Obligations, up to a maximum of 50% of the total amount which may be due and owing and guaranteed in connection with this Guaranty, strictly in accordance with all the terms and provisions of the Obligations and subject to all rights of the Payee arising from or relating to the Obligations.

c)    The duty, liability and obligation of the Guarantors pursuant to this Guaranty shall not be diminished, altered, terminated, or changed in any respect, notwithstanding any law, regulation, decree, action, proceeding, equitable doctrine or other circumstances whatsoever which would otherwise diminish, alter, terminate, void or change the liability or obligation of the Borrowers, any other guarantor or any other entity or person to pay any or all of the Obligations. Any payments required to be made pursuant to this Guaranty shall be made in United States dollars in immediately available funds at such place and time as shall be designated by the Payee.

3)    This Guaranty is a continuing agreement and applies to all present and future Obligations, notwithstanding that at any particular time all of the Obligations then outstanding shall have been paid in full. This Guaranty shall be construed at all times to be a guaranty of payment and not a guaranty of collection.

4)    The Payee, in its sole discretion and without notice to or further assent from Guarantors at any time or from time to time, either before or after the occurrence of an Event of Default, and without diminishing, altering, terminating or changing in any respect the liability and obligation of Guarantors pursuant to this Guaranty, may:

a)    increase or decrease the amount of, extend, change, or amend the time, manner, place, amount, or terms of payment of any or all of the Obligations or any other terms or provisions of the Obligations, including those relating to any guarantor or the Collateral;

b)    exchange, release, surrender, substitute, or sell any Collateral, or fail unintentionally or otherwise to perfect its interest or create a valid security interest in any of the Collateral;

c)    waive, fail to exercise, or delay in exercising any right or remedy granted to the Payee by any agreement or by law with respect to the Borrowers, any of the Obligations, any guarantor, or any of the Collateral;

d)    release, agree not to sue, settle or compromise with the Borrowers, any guarantor, or any other entity or person who is otherwise obligated to pay any or all of the Obligations;

e)    subordinate the payment of any or all of the Obligations to the payment of any other debt owed by the Borrowers to any other entity or person;

f)    sell or purchase all or any part of the Collateral at any public or private sale, and after deduction of all expenses incurred therefore, including attorneys’ fees, apply the proceeds to the Obligations in such manner as it deems appropriate;

g)    apply any payments or proceeds relating to the Obligations in such manner and order as it deems appropriate; or

h)    act or refuse to act in any other manner which might constitute a legal or equitable discharge or defense of a guarantor.

5)    It shall be an Event of Default for purposes of this Guaranty if:

a)    the Borrowers default in the payment when due, subject to any applicable grace period, of any of the Obligations;

b)    the Borrowers otherwise default, subject to any applicable grace period, in the performance of any of the other terms of any of the Obligations other than those set forth in (a) above, or the payment of any of the Obligations is demanded in full or is accelerated pursuant to the terms and provisions of the Obligations;

c)    any representation or warranty made by the Borrowers to the Payee in connection with any of the Obligations or any representation or warranty made by the Guarantors to the Payee in connection with this Guaranty proves to be incorrect or misleading in any material respect;

d)    the Guarantors fail to pay when due any other obligation for borrowed money and as a result, the maturity of any such obligation is accelerated;

e)    any person or entity challenges or institutes any proceedings to challenge the validity, binding effect or enforceability of this Guaranty or any of the Obligations;

f)    a judgment in the amount of $25,000 or more is, or judgments which aggregate $25,000 or more are rendered against any one of the Borrowers or Gural and are not timely bonded or otherwise discharged within thirty (30) days from the date of filing, or an attachment or levy is made upon or lien filed against any assets of the Borrowers or Guarantors;

g)    a judgment in the amount of $25,000 or more is, or judgments which aggregate $50,000 or more are rendered against Nevada Gold and are not timely bonded or otherwise discharged within thirty (30) days from the date of filing;

h)    the Borrowers or Guarantors make any payment on account of any indebtedness subordinated to any of the Obligations in contravention of the terms of such subordination or of the Obligations;

i)    Nevada Gold is dissolved, or loses its franchise or charter or is a party to any merger or consolidation, or there is a change in control of Nevada Gold whether by contract, change in the ownership of the majority of the holders of Nevada Gold’s shares of voting stock or otherwise, or any one of the Guarantors sells, transfers or otherwise disposes of (or attempts to do any of the foregoing) a substantial portion of their assets without the prior written consent of the Payee;

j)    Guarantors fail to furnish the Payee by May 31 of each year with a Financial Statement and balance sheet for each of the Guarantors, in form and substance satisfactory to the Payee, certified to as correct by an authorized representative of Guarantors, together with a copy of Guarantors’ local, state and federal tax or information returns filed or to be filed for such previous year; provided, however, that in the event Nevada Gold is a reporting company under the Securities Exchange Act of 1934, as amended, and Nevada Gold is in substantial compliance with all of its reporting requirements under that statute and the related rules and regulations, it shall not be necessary for the Guarantors to furnish a financial statement or other financial information for Nevada Gold; or

k)    Guarantors fail to comply with the terms and conditions of this Guaranty or any other agreement executed and delivered by Guarantors to the Payee from time to time.

6)    Upon the occurrence of any Event of Default, or at any time thereafter:

a)    Any or all of the Obligations, at the sole option and discretion of the Payee, shall immediately become due and payable in full, together with interest and all the costs and expenses of enforcing this Guaranty or any of the Obligations, including court costs and reasonable attorneys’ fees.

b)    In such circumstances, the liability of Guarantors to the Payee shall be fixed and absolute, with:

i)    Gural’s liability being unlimited and for 100% of the total amount which may be due and owing and guaranteed in connection with this Guaranty; and

ii)    Nevada Gold’s liability being limited to 50% of the total amount which may be due and owing and guaranteed in connection with this Guaranty.

c)    It shall not constitute a defense, counterclaim, setoff, or recoupment thereto that the Payee has not made any demand or protest or instituted any action or proceeding against the Borrowers or against any other party who may be liable for all or any of the Obligations or that the Payee has not validly taken or perfected a security interest in the Collateral or has not or has improperly foreclosed upon the Collateral or any part of it, nor shall the Payee be required to perform any of the above acts against the Borrowers, any guarantor or the Collateral as a condition of enforcing its rights against the Guarantors in accordance with the terms of this Guaranty.

7)    In addition to any other rights granted to the Payee pursuant to this Guaranty or the Obligations, Guarantors hereby grant the Payee a lien upon any and all of their money, deposits, or other property whatsoever in the possession, custody or control of the Payee. Upon the occurrence of an Event of Default, in addition to any other rights of the Payee, the Payee may, in its sole discretion and without prior notice to or further assent of Guarantors, set-off or otherwise sell and/or purchase the same at any public or private sale and apply the proceeds thereof to the Obligations in such manner and order as it deems appropriate.

8)    Unless and until Borrowers are no longer liable in any respect to Payee, Guarantors hereby irrevocably release and waive each and every claim or right either has or may have against Borrowers, any other guarantor, or against any Collateral, which claim or right presently or hereafter arises from or relates to the existence, performance, or enforcement of any of the Guarantors’ obligations under the terms of this Guaranty, including but not limited to, any claim or right of subrogation, contribution, indemnification, exoneration or reimbursement or any right to participate in any claim or remedy of the Payee against the Borrowers, any other guarantor or any Collateral, in each case whether such claim or right is based upon any law, rule, regulation, contract or principles of equity. The release and waiver set forth in this paragraph shall inure to the benefit of and bind any guarantor, the Payee, and the Borrowers and any agreement, payment or claim made in contravention of this release and waiver shall be null and void.

9)    The following miscellaneous provisions are applicable to this Guaranty:

a)    If this Guaranty is executed by two or more persons or entities or two or more persons or entities execute similar agreements to this Guaranty covering the Obligations and all provisions of this Guaranty shall apply to each and all of them. The termination of this Guaranty or similar agreement as to one or more of such persons or entities shall not terminate this Guaranty or similar agreement as to any remaining persons or entities. All references in this Guaranty to joint and several liability, obligations or agreements of the Guarantors shall be limited, in the case of the liability, obligations and agreements of Nevada Gold, to the maximum amounts for which Nevada Gold is liable pursuant to Paragraph 2(b) of this Guaranty;

b)    This Guaranty shall be binding upon the transferees, administrators, executors, personal representatives, heirs, assigns and successors of Guarantors and shall inure to the benefit of and be enforceable by the Payee, its successors, transferees, principals and assigns;

c)    Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Guaranty in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction;

d)    This Guaranty constitutes the final, complete and exclusive agreement between the Payee and Guarantors with respect to the guarantee by Guarantors of the Obligations. It supersedes all other agreements and may not be supplemented or modified except as provided for in this Guaranty. No statements, agreements or representations have been made concerning this Guaranty which do not appear in writing in this Guaranty and Guarantors affirms that they have not relied upon and have not been induced to execute this Guaranty based upon any such statements, agreements or representations;

e)    No delay by the Payee in exercising any right hereunder, or under any of the Obligations, shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude other or further exercises thereof or the exercise of any other right. No waiver, amendment, or termination of this Guaranty or any provision of this Guaranty or of any of the Obligations shall be enforceable against the Payee unless it is in writing. In the case of a waiver or amendment, the writing must also be signed by an officer of the Payee and expressly refer to the provisions affected, and any waiver shall be limited solely to the specific event waived. Any termination of this Guaranty shall not be effective until written notice thereof is actually received by the Payee by mail or personal delivery at the address identified in this Guaranty. Any such termination shall not affect any existing Obligations owed by the Borrowers as well as any extension or continuation thereof, including but not limited to, any lines of credit whether or not fully used, or letters of credit issued on behalf of the Borrowers whether or not called upon by the beneficiary of any said letter of credit, and Guarantors’ liability with respect to all such Obligations shall continue under the terms of this Guaranty subsequent to any termination;

f)    All rights granted the Payee pursuant to this Guaranty shall be cumulative and shall be in addition to those granted or available to the Payee with respect to the Obligations or under applicable law and nothing herein shall be construed as limiting any such other right;

g)    Each Guarantor represents and warrants that the execution, delivery and performance of this Guaranty does not and will not contravene any law, any agreement, charter, by-law or undertaking to which it is a party or by which it may in any way be bound;

h)    In all respects, including, without limitation, matters of construction and performance of this Guaranty and the obligations arising hereunder, this Guaranty shall be governed by, and construed in accordance with the, the internal laws of the State of New York applicable to contracts and obligations made in such state and any applicable laws of the United States of America.

i)    (a) Subject to the provisions of subparagraph (b) immediately below; each party hereto hereby unconditionally and irrevocably submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York in and for the County of Onondaga and/or County of Oneida and the Federal Court in and for the Northern District of New York (collectively the “Designated Courts”), over any action arising out of or relating to this Guaranty (a “Designated Action”). All claims with respect to any Designated Action shall be heard and determined in a Designated Court. No party hereto shall commence any Designated Action except in a Designated Court. No party hereto shall, and each party hereto hereby waives any right it may have to: (i) plead or make any objection to the venue of any Designated Court; (ii) plead or make any claim that any Designated Action brought in any Designated Court has been brought in an improper or otherwise inconvenient forum; or (iii) plead or make any claim that any Designated Court lacks personal jurisdiction over it; and

(b)    Notwithstanding the provisions of subparagraph (a) immediately above, Payee shall have the right to bring any Designated Action in the courts of any other jurisdiction to the extent Payee deems it necessary, appropriate, or desirable (in its sole and absolute discretion) in connection with any Designated Action based upon, resulting from, arising out of, or relating to the this Guaranty;

j)    Guarantors waive notice of presentment, dishonor and protest of any or all of the Obligations and of this Guaranty, and furthermore waive promptness in the commencement of any action relating to this Guaranty or the Obligations and in the giving of notice or making of demand upon it or upon any other entity or person;

k)    In the event any payment is received by the Payee with respect to the Obligations during the time that this Guaranty is effective and such payment is subsequently or sought to be invalidated, declared fraudulent or preferential, or otherwise set aside under the terms of any federal or state law or equitable doctrine, then the Guarantors shall be responsible for such payment to the Payee under the terms of this Guaranty, as well as all interest, penalties, costs, expenses and attorneys’ fees incurred by the Payee in connection with any proceeding attempting to set aside or to declare such payment invalid, fraudulent or preferential whether or not such action is successful, notwithstanding the fact that this Guaranty was terminated voluntarily or by law at the time that the payment was or sought to be set aside or invalidated as described above;

l)    Words of the neutral gender shall mean and include correlative words of the masculine and feminine gender as appropriate and vice versa. Words noting the singular number shall mean and include the plural number as appropriate and vice versa;

m)    This Guaranty shall be effective as of the date of execution even though it may be delivered to the Payee at a later date;

n)    GUARANTORS HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS GUARANTY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY GUARANTORS, AND GUARANTORS ACKNOWLEDGE THAT PAYEE HAS NOT MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. GUARANTORS FURTHER ACKNOWLEDGE THAT GUARANTORS HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS GUARANTY AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED BY GUARANTORS, AND THAT GUARANTORS HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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IN WITNESS WHEREOF, each Guarantor, intending to be legally bound, has executed this Agreement of Guaranty as of the 1st day of May, 2006.

GUARANTOR:

/s/ Jeffrey Gural
Jeffrey Gural

NEVADA GOLD & CASINOS, INC.

By:  /s/ H. Thomas Winn
Name:  H. Thomas Winn
Title:    Chief Executive Officer